   As filed with the Securities and Exchange Commission on September 5, 2001.
                                                    Registration No. ___________
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              eTELCHARGE.com, INC.
                 -----------------------------------------------
                 (Name of small business issuer in its charter)


           Nevada                           6159                 75-2847699
------------------------------  ----------------------------   ----------------
  (State or jurisdiction of     (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)   Classification Code Number)      I.D. Number)

                         1636 N. Hampton Road, Suite 270
                               DeSoto, Texas 75115
                                 (972) 298-3800
          -------------------------------------------------------------
          (Address and telephone number of principal executive offices)

                         1636 N. Hampton Road, Suite 270
                               DeSoto, Texas 75115
                -------------------------------------------------
                   (Address of principal place of business or
                      intended principal place of business)

                                 Carl O. Sherman
                         1636 N. Hampton Road, Suite 270
                               DeSoto, Texas 75115
                                 (972) 298-3800
            ---------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                   Copies to:

                               Gary A. Agron, Esq.
                           5445 DTC Parkway, Suite 520
                           Greenwood Village, CO 80111
                           (303) 770-7254 (Telephone)
                              (303) 770-7257 (Fax)

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

         If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


===================================================================================================================

                                          CALCULATION OF REGISTRATION FEE

===================================================================================================================
                                                                    Proposed         Proposed
                                                                    Maximum           Maximum         Amount of
        Title of Each Class of                Amount to          Offering Price      Aggregate       Registration
      Securities to be Registered           Be Registered          Per Share       Offering Price        Fee
-------------------------------------------------------------------------------------------------------------------
     Common stock, $.003 par value         2,705,000 shares          $2.50           $6,762,500         $1,691
-------------------------------------------------------------------------------------------------------------------


         This registration statement registers the resale of up to 2,705,000 shares of common stock offered by our selling stockholders comprised of 405,000 shares and 2,300,000 shares underlying stock options. In addition to the number of shares set forth above, the amount to be registered includes any shares of our common stock issued as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.

         The Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price in the table above are estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933. Since there is no current trading market for the common stock, the Proposed Maximum Offering Price is based upon the highest exercise price per share of the common stock to be registered underlying the stock options, which is $2.50 per share.

         We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to change                                        Dated September 5, 2001

                        2,705,000 shares of common stock


                              eTELCHARGE.com, Inc.

         This prospectus covers the resale of up to 405,000 shares of our common stock owned by our selling stockholders and 2,300,000 shares of common stock issuable upon exercise of stock options held by our selling stockholders who will offer their shares at prevailing market prices. None of the selling stockholders are officers or directors of our company.

         We have applied to list our common stock on the Nasdaq Over-the-Counter Bulletin Board Trading System under the symbol "ETLC."

         Investing in our common stock involves substantial risks. See "Risk Factors" beginning on page 4.

         The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

















               The date of this prospectus is ____________, 2001.

                                TABLE OF CONTENTS


About this Prospectus.............................................................................................1
Summary  .........................................................................................................1
Risk Factors......................................................................................................4
Dilution .........................................................................................................9
Capitalization....................................................................................................9
Selected Financial Data..........................................................................................10
Plan of Operation................................................................................................11
Business ........................................................................................................12
Management.......................................................................................................15
Security Ownership of Executive Officers, Directors and
         Beneficial Owners of Greater than 5% of Our Common Stock................................................18
Selling Stockholders.............................................................................................19
Related Party and Other Material Transactions....................................................................21
Description of Capital Stock.....................................................................................22
Shares Eligible for Future Sale..................................................................................24
Experts  ........................................................................................................25
Legal Matters....................................................................................................25
Where You Can Find More Information..............................................................................25
Financial Statements............................................................................................F-1

                              ABOUT THIS PROSPECTUS

         You should rely only on the information contained in this prospectus as we have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where such an offer or sale is not permitted.

                                     SUMMARY

         This summary highlights material information regarding our company and the offering contained in this prospectus. You should read the entire prospectus carefully, including the financial information and related notes, before making an investment decision.

BUSINESS.

         We were organized in June 1999 to provide customers of online merchants with the ability to charge their Internet purchases to their local telephone bill, rather than to a credit card. Generally, our users do not have a credit card or are reluctant to use a credit card online due to security and privacy concerns. We enable these charge transactions through a 900 number billing arrangement with AT&T and the customer's local service provider. Our billing arrangement with AT&T is available to our customers throughout the United States, except in those western states for which Qwest provides the local service.

         Internet merchants that offer our telephone billing option include our brand icon with the icons of credit card companies on the check out or pay page of their Web site. Customers who wish to charge their purchase to their telephone bill simply click on our icon and the billing information is communicated through AT&T to the local telephone service provider, using AT&T's 900 billing system. The charge then appears on the customer's next monthly telephone bill.

HISTORY.

         We were incorporated in Nevada in June 1999 in order to conduct the business described in the prospectus. Our offices are located at 1636 N. Hampton Road, Suite 270, DeSoto, Texas 75115 and our telephone number is (972) 298-3800.

PLAN OF DISTRIBUTION.

         The shares covered by this prospectus will be offered by the selling stockholders from time to time in open market transactions at prevailing market prices. We will not receive any of the proceeds from these sales, although we will receive the exercise price of the shares registered underlying stock options. Any such proceeds will be used by us for additional working capital.

THE OFFERING.

Common stock outstanding:             10,746,243 shares of common stock as
                                      of June 30, 2001.
Securities offered by
   the selling stockholders:          405,000 shares of common stock and
                                      2,300,000 shares underlying common
                                      stock options.
Proposed Bulletin Board
   symbol:                            "ETLC"

         In addition to the 10,746,243 shares outstanding, we have reserved 2,300,000 shares for issuance under outstanding common stock options.

DESCRIPTION OF SELLING STOCKHOLDERS.

         Through this prospectus, we are registering the resale of up to 405,000 shares of our common stock held by nine selling stockholders and 2,300,000 shares issuable upon exercise of outstanding common stock options held by two selling stockholders. None of our selling stockholders are officers or directors.

FORWARD-LOOKING STATEMENTS.

         This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about us which are discussed in the Risk Factors section below as well as throughout this prospectus. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                             SUMMARY FINANCIAL DATA

         The following summary financial data should be read in conjunction with our "Plan of Operation" and our financial statements and related notes included elsewhere in this prospectus.

STATEMENT OF OPERATIONS DATA:


                                                                                        Period from June 7, 1999
                           Six months ended   Six months ended      Year Ended       (date of inception) through
                            June 30, 2001      June 30, 2000     December 31, 2000        December 31, 1999
                           ----------------   ----------------   ------------------  ---------------------------
Revenue                     $         -0-      $         -0-      $         -0-           $         -0-
General and
   administrative
   expenses                 $     370,452      $      96,123      $     482,237           $      26,401
Net loss                    $     368,622      $      94,294      $     480,757           $      26,401
Net loss per share          $        0.03      $        0.01      $        0.05           $        0.00
Weighted average
   number of shares of
   common stock
   outstanding                 10,538,116          8,900,170          9,168,149               7,821,431

BALANCE SHEET DATA:


                                        June 30, 2001
                                        -------------
Total assets                            $   109,973
Total liabilities                       $   130,178
Stockholders' deficit                   $   (20,205)

                                  RISK FACTORS

         The shares of common stock offered by this prospectus involve a high degree of risk and represent a highly speculative investment. You should not purchase these shares if you cannot afford the loss of your entire investment. In addition to the other information contained in this prospectus, you should carefully consider the following risk factors in evaluating our company, our business prospects and an investment in our shares of common stock.

We cannot assure you that we will be profitable and we may need additional capital.

         Our limited operating history, lack of any significant revenue to date and the uncertainty of the Internet market in which we operate our business make any prediction of our future results of operations difficult or impossible. We expect to increase considerably our operating expenses in the future, particularly expenses to market telephone billing service to online merchants. We do not expect that our revenue will cover these expenses. As a result, we expect to incur significant losses and expect that we will need to raise additional capital. We cannot assure that we will be able to raise additional capital and we do not know what the terms of any such capital raising would be. Any future sale of our equity securities would dilute the ownership and control of our stockholders and could be at prices substantially below the offering price. Our inability to raise capital could require us to significantly curtail our operations.

         We have not generated any revenue since beginning operations on June 7, 1999 and have an accumulated deficit from losses totaling $875,780 (unaudited) from that date through June 30, 2001. We cannot assure you that we will ever achieve broad market acceptance, profitability or positive operating cash flow.

We have received a going concern opinion from our auditors indicating there is doubt as to whether we can remain in business.

         In their audit report dated March 22, 2001 our auditors indicated that there was substantial doubt as to our ability to continue as a going concern and that our ability to continue as a going concern was dependent upon our obtaining additional financing for our operations or reaching profitability. We cannot assure that we will be able to do either.

If AT&T terminates our 900 billing service agreement, we would be unable to continue in business.

         We rely upon our agreement with AT&T to provide its 900 billing service to us, which is the basis upon which we can offer telephone billing service to merchants and their customers. The AT&T agreement may be terminated by either party on 30 days notice to the other. Should AT&T elect to terminate the agreement, we would be unable to continue in the telephone billing service business.

Customer defaults and refusals to pay could materially reduce our revenue.

         Our merchants and we are paid for products purchased from the merchants and charged to their customers' telephone bills before the customer pays the telephone bill. However, if the customer defaults or refuses to pay for the product or service, our merchants and we are charged back for the purchase, thereby reducing our revenue. Although we reserve 3% of gross revenue to cover customer defaults and refusals to pay, the actual amounts could be substantially greater. Moreover, defaults and refusals to pay could cause us to lose merchants, thereby further reducing our revenue.

We would be unable to continue in business if the local telephone companies elected not to include our products and service charges in their customers' telephone bills.

         Our ability to offer telephone billing services to merchants and their customers is wholly dependent upon the continued practice by the local telephone companies of including 900 number charges on their telephone bills. If the local telephone companies elect not to include our billings on their telephone bills, we would be unable to continue in the telephone billing service business.

We rely upon acceptance of our billing service by merchants and will be unable to continue our business if our billing service is not included on merchant Web sites.

         In order to generate revenue, we must convince merchants to add our telephone billing as a payment option for the merchant's customers. Our billing charges to merchants exceed by up to 40% what they currently pay for similar charges through credit card companies, although many potential customers do not have credit cards and therefore could not charge the merchants' goods or services to a credit card. We also charge the customer a fee of 10% of the purchase price of the goods or services. If we are unable to attract merchants interested in adding telephone charge services for customers, we would be unable to continue in this business.

We may be liable for customer or regulatory claims against merchants.

         Even though we only provide a billing service for customers to charge goods and services purchased from merchants online to their telephone bills, if customers or governmental regulatory agencies assert civil claims against merchants for product defects, injuries caused by the products, false or misleading advertising claims, or any other reason, we may be joined as a defendant in such civil claims. In this event, the costs of defending these civil claims and the costs of any judgment against us could significantly harm our business.

Competition from credit card companies and other companies that offer telephone billing could reduce our revenue.

         We compete with the multinational credit card companies as a charge option to customers electing to charge on the merchant's Web site. In soliciting merchants, we are disadvantaged by the fact that we charge the merchant more than the credit card companies would for the same transaction and we also charge the merchants' customers a separate charge fee. These credit card companies have substantially greater financial resources and marketing budgets than we.

         We also compete with a handful of larger companies such as eCharge, iBill and Secure Bill that offer customers similar opportunities to charge to their telephone bills online, through arrangements with AT&T's 900 billing service.

Our strategy of rapid growth will put a significant strain on our resources.

         Our strategy of rapid growth will place a significant strain on our managerial, operating, financial and other resources, including our ability to ensure merchant and customer satisfaction. Our growth efforts will also require significant time commitments from our senior management and will place a strain on their ability to manage our existing business. Our future performance will depend, in part, upon our ability to manage this growth effectively. To that end, we will have to undertake the following improvements, among others.

         o Implement additional management information systems capabilities;

         o Further develop our operating, administrative and accounting system controls; and

         o        Hire and train additional management personnel and employees.

We depend on key personnel and would be adversely affected by the loss of their services because of the limited number of qualified people in our industry.

         Competition for qualified employees in the Internet services industry is intense and there are a limited number of people with experience in the industry. The process of locating personnel with the skills required to carry out our strategies may be lengthy and costly. Our success depends to a significant degree upon our ability to attract and retain qualified management, technical, marketing and sales personnel and upon the continued contributions of such people. Our employees may voluntarily terminate their employment with us at any time. We cannot assure you that we will be successful in attracting and retaining qualified executives and personnel. The loss of the services of key personnel, or the inability to attract additional qualified personnel, could have a material adverse effect on our business, operating results and financial condition.

Rapid technological change could negatively affect our business.

         Rapidly changing technology, evolving industry standards, evolving customer demands and frequent new product and service introductions characterize the market for Internet merchants including companies which offer billing services to merchants and their customers. Our future success will depend in significant part on our ability to improve the performance and reliability of our billing service in response to both the demands of the market and competitive product offerings. Our efforts in these areas may not be successful.

Future governmental regulation, privacy concerns and regulations affecting merchant sales on the Internet could increase our costs or decrease demand for our billing service.

         We are not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, and there are currently few laws or regulations directly applicable to commerce on the Internet. However, due to the increasing popularity and use of the Internet, legislative and regulatory proposals are regularly under consideration by federal, state, local and foreign governmental organizations, and it is possible that a number of laws or regulations may be adopted with respect to the Internet relating to issues such as user privacy, taxation, truth in advertising, pricing and the quality of products and services offered on the Internet. The adoption of any laws or regulations that have the effect of imposing additional costs, liabilities or restrictions relating to the use of the Internet by merchants could decrease the use of the Internet, which could in turn decrease product purchases, increase our cost of doing business, or otherwise have a material adverse effect on our business. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, copyright, trademark, trade secret, obscenity, libel and personal privacy is uncertain and developing. Any new legislation or regulation, or application or interpretation of existing laws, could have a material adverse effect on our business.

Our business model is new, unproven and changing and therefore may not prove successful.

         Our business model involves enabling customers to charge online products and services to their telephone bill. Our business model is unproven and will need to be further developed. Our ability to generate sufficient revenue to achieve profitability will depend, in large part, on our ability to successfully market our billing service to online merchants and their customers.

         We launched our online business in August 2000. Therefore, you should also consider our prospects for success in light of the risks and difficulties frequently encountered by early stage companies in the rapidly evolving online commerce market. These risks include, but are not limited to, an unpredictable business environment, the difficulty of managing growth and the successful application of our business model. To address these risks, we must, among other things:

         o        Expand our base of online merchants;

         o        Enhance our eTELCHARGE brand recognition;

         o        Successfully implement our business and marketing strategy;
                  and

         o Respond effectively to competitive and technological developments.

If we do not increase our brand awareness, our sales may suffer.

         Due in part to the emerging nature of the markets for customer Web sites and the substantial resources available to many of our competitors, our opportunity to achieve and maintain a significant market share may be limited. Developing and maintaining awareness of the eTELCHARGE brand is critical to achieving widespread use of our billing service. The importance of brand recognition will increase as competition in our market increases. Successfully promoting and positioning our brand will depend largely on the effectiveness of our marketing efforts. If our planned marketing efforts are ineffective, we may need to increase our financial commitment to creating and maintaining brand awareness among merchants and their customers, which could divert financial and management resources from other aspects of our business, or cause our operating expenses to increase disproportionately to our revenue.

The privacy and security provided by our billing service could be breached or our network could fail.

         A fundamental requirement for our billing service is the private and secure transmission of confidential information over the Internet. Third parties may attempt to breach the security provided by our billing service. If they are successful, third parties could obtain confidential information including passwords, financial account information, telephone numbers or other personal information. We or our merchants may be liable to the merchants' customers for any such breach in security. Even if we are not held liable, a security breach could harm our reputation, and the mere perception of security risks, whether or not valid, could inhibit market acceptance of our billing service by merchants and customers.

Shares of our common stock which are eligible for sale by our stockholders may decrease the price of our common stock.

         As of the date of this prospectus, we have 11,101,243 shares of common stock outstanding, including 405,000 shares which have been registered by this prospectus and are freely tradeable, 10,332,742 shares which are restricted shares which may be sold under Rule 144 immediately and 963,927 shares that may be sold commencing in February 2002. We are also registering 2,300,000 shares of common stock underlying common stock options. If holders sell substantial amounts of our common stock, the market price of our common stock could decrease.

We do not anticipate paying dividends.

         We have not paid any cash dividends on our common stock since our inception and we do not anticipate paying cash dividends in the foreseeable future. Any dividends which we may pay in the future will be at the discretion of our Board of Directors and will depend on our future earnings, any applicable regulatory considerations, our financial requirements and other similarly unpredictable factors. For the foreseeable future, we anticipate that we will retain any earnings which we may generate from our operations to finance and develop our growth.

                                    DILUTION

         At June 30, 2001, we had a negative net tangible book value of our outstanding shares of common stock was $(49,955), or $(.005) per share. "Net tangible book value" per share represents the total amount of our tangible assets, less the amount of our liabilities, divided by the number of shares of common stock outstanding. Purchasers of shares from the selling stockholders will incur substantial dilution represented by the difference between the price these purchasers will pay per share and the current negative net tangible book value per share of our common stock.

         During the period from June 7, 1999 (inception) through June 30, 2001 our existing shareholders contributed in cash and services a total of $909,075 or an average of $0.08 per share for that common stock.

                                 CAPITALIZATION

         The following table sets forth our unaudited capitalization as of June 30, 2001.


                                                 June 30, 2001
                                                 -------------

Long-term liabilities                             $     -0-
Common Stock, $.003 par value,
   50,000,000 shares authorized,
   10,746,243 shares outstanding                  $  32,239
Additional paid-in-capital                        $ 823,336
Accumulated deficit                               $(875,780)
                  Total stockholders' equity      $ (20,205)
                  Total capitalization            $ (20,205)

                             SELECTED FINANCIAL DATA

         The selected financial data set forth below should be read in conjunction with our "Plan of Operation" included elsewhere in this prospectus. Financial data for the period ended December 31, 1999 and the year ended 2000 have been audited by King Griffin & Adamson P.C. Financial data for the six months ended June 30, 2000 and 2001 have been prepared from unaudited financial statements which were prepared on substantially the same basis as the audited financial statements and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the results of operations for these periods. Historical results are not necessarily indicative of the results to be expected in the future, and the results of interim periods are not necessarily indicative of results for the entire year.

STATEMENT OF OPERATIONS DATA:


                                                                                      Period from June 7, 1999
                          Six months ended    Six months ended       Year Ended     (date of inception) through
                            June 30, 2001      June 30, 2000     December 31, 2000       December 31, 1999
                          ----------------    ----------------   -----------------   --------------------------
Revenue                     $         -0-      $         -0-      $         -0-          $         -0-
General and
   administrative
   expenses                 $     370,452      $      96,123      $     482,237          $      26,401
Net loss                    $     368,622      $      94,294      $     480,757          $      26,401
Net loss per share          $        0.03      $        0.01      $        0.05          $        0.00
Weighted average
   number of shares of
   common stock
   outstanding                 10,538,116          8,900,170          9,168,149              7,821,431

BALANCE SHEET DATA:


                                        June 30, 2001
                                        -------------
Total assets                            $   109,973
Total liabilities                       $   130,178
Stockholders' deficit                   $   (20,205)

                                PLAN OF OPERATION

         The following information contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward- looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus. This discussion should be read in conjunction with our audited financial statements and footnotes included elsewhere in this prospectus.

         We were organized in June 1999 and are in the development stage. We expect that our revenue will be generated from online merchants and customers. We charge merchants a one-time processing fee of $199 to $2,499 depending upon the anticipated number of the merchant's online transactions, a billing fee of 5% to 8% of the purchase price of the goods or services charged, not including taxes, and an approximately $.15 per transaction service charge. We charge customers who purchase goods or services online a fee equal to 10% of the goods or services purchased and we limit their purchases to no more than $150 per month. Our costs for online transactions are comprised of AT&T's billing and collection charge of 8% of the amount of the transaction, which may be reduced to as little as 5% if our volume of transactions significantly increases, and a fixed fee of $.45 per transaction.

         We seek to enter into agreements with other online entities and Web sites to generate market awareness and usage of our eTELCHARGE icon. We will also continue to promote our brand through the issuance of press releases to related trade publications, general interest media publications, print media and Internet media.

         Over the next two years, we intend to make adjustments and improvements in our product software and marketing efforts. In order to identify the areas that need improvement, we anticipate meeting with online retailers and AT&T and to conduct online consumer interviews. In the near term, we will expand our efforts to reach online retailers, focusing upon the larger national retailers. Commencing in the fourth quarter of 2001 we will also demonstrate our billing system at industry affiliated trade shows. In 2002, we anticipate focusing on expanding our network of online retailers on a global level by increasing our presentations at industry affiliated trade shows.

         The initiation of our plan of operation is dependent upon our raising sufficient working capital to allow us to institute the plan. However, there can be no assurance that we will be successful in doing so. Due to our lack of capital and our need for working capital to continue our business plan, our auditors issued a going concern qualification as part of their audit opinion of our financial statements for the year ended December 31, 2000. We have not generated any revenue since our inception and during the six months ended June 30, 2001 we incurred a net loss of $368,622. To date, our operations have been funded solely through the issuance of our common shares. Total cash proceeds for the issuance of common shares totaled $182,251 for the six months ended June 30, 2001.

                                    BUSINESS

CURRENT OPERATIONS

         We were organized in June 1999 to provide customers of online merchants with the ability to charge their Internet purchases to their local telephone bill, rather than to a credit card. Generally, our users do not have a credit card or are reluctant to use a credit card online due to security and privacy concerns. We enable these charge transactions through a 900 number billing arrangement with AT&T. Our billing arrangement with AT&T is available to customers throughout the United States, except those western states for which Qwest provides the local service.

         Internet merchants that offer our telephone billing option include our brand icon with the icons of credit card companies on the check out or pay page of their Web site. Customers who wish to charge their purchase to their telephone bill simply click on our icon and the billing information is communicated through AT&T to the local telephone service provider, using AT&T's 900 billing system. The charge then appears on the customer's next monthly telephone bill.

         Although a handful of companies use similar 900 billing arrangements to allow customers to charge purchases to their telephone bills, these charges are limited to the purchase of services and some online software products. To our knowledge, no other company offers customers the opportunity to charge other goods and merchandise to their telephone bills.

         We are in the development stage. We began our service online in August 2000 and currently have agreements with 14 Internet merchants to offer our local telephone billing service to their customers. We charge these merchants a fee for each transaction ranging from 5% to 8% of the customer purchase which is approximately the same fee AT&T charges us for providing to us its 900 billing arrangement. In addition, we charge the customer a fee of 10% of the product or service purchase price.

         Our rights to offer AT&T's 900 billing service were assigned to us by Consumer Data Solutions Corp., which originally entered into a 900 number billing agreement with AT&T in March 1994. CDS has assigned to us its rights under the AT&T agreement until November 2098. We pay a license fee to CDS equal to 3% of the gross fees we receive from online telephone billing charge transactions. CDS is majority owned and controlled by Carl O. Sherman, our Chief Executive Officer and a director.

         According to a March 30, 2001 Wall Street Journal article, over 70 million adult Americans do not have credit cards. Moreover, a majority of credit card holders who decline to charge online do so out of security or privacy concerns. Initially, we have targeted Internet merchants who offer CDs, video cassette tapes, computer software, books, flowers and food items to offer our telephone billing option. Following an online purchase by a customer, the charge is included on behalf of the merchant in the customer's next telephone bill. Approximately 30 days after an online charge, we receive an advance against the purchase price prior to the customer paying the telephone bill. After deducting our fees, we forward payment directly to our online merchant. If the charge is not paid by the customer for any reason, including a default or refusal to pay due to a dispute, the telephone company will charge back its advance to us. In this event, our merchant and we will not receive the purchase price for the goods or services. We have established a reserve of 3% of fees due to us from merchants to cover defaults, refusals to pay, disputes and other charge backs due to customer nonpayment.

STRATEGY

         Our objective is to significantly grow the number and dollar amount of online transactions charged by customers to their telephone bills. We believe we can attract online merchants by offering their customers a new billing option which is safe, secure and confidential and which has been previously unavailable to customers who do not have credit cards. In order to achieve our objective we intend to:

         o Continue to stress the security and privacy advantages of our telephone billing service;

         o Maintain a customer-friendly system for initiating online charges to telephone bills;

         o Stress our strategic relationship with AT&T which allows for online charges to telephone bills through AT&T's 900 billing system; and

         o Provide responsive customer service to our online merchants through use of an employee assigned to each merchant.

MARKETING

         Using our in-house marketing staff of five individuals including our President, we market to online merchants through direct presentations by our staff. We attract online merchants through direct sales calls, referrals from Web design firms, advertisements in trade journals, media reports about our company and word of mouth.

         In the future, we intend to use mass e-mail communications to inform Internet users of our charge payment option, in order to encourage customers to request that our payment option be included on the merchant Web sites on which the customer shops. We also intend to use banner and other online advertisements to market to online virtual shopping mall providers in order to reach online merchants. We will also increase our advertising in print and Internet-based trade publications subscribed to by online merchants and may also use television commercials to inform merchants and customers that purchases can be charged to the customers' telephone bill.

         Our marketing efforts stress the simplicity and privacy of using a telephone number and password for online charges rather than using a credit card. We also stress to our online merchants the substantial number of individuals who do not have credit cards. Finally, we include in our sales presentations our intention to donate a portion of our fees to charities which benefit children.

         We have filed a service mark application with the U.S. Patent Office for our online icon, "eTELCHARGE." The application is currently pending and we cannot assure that it will be granted.

COMPETITION

         We compete with the U.S.-based multinational credit card companies as a charge option to customers electing to charge on the merchant's Web site. In soliciting merchants, we are disadvantaged by the fact that we charge the merchant more than a credit card company would for the same transactions and we also charge the merchants' customers a separate charge fee. Additionally, customer charges are limited to no more than $150 per month. However, we offer a new charge option to customers of our merchants who do not have credit cards or are reluctant to use credit cards online.

         We also compete with a handful of larger companies such as eCharge, iBill and Secure Bill that offer customers similar opportunities to charge to their telephone bills online, through arrangements with AT&T's 900 billing service. However, 900 billing charges through these companies are generally limited to services, rather than products, and to some digital goods offered for sale online. We believe we have a competitive advantage in that we have developed a 900 number application that allows for the purchase of all goods offered by our online merchants. Moreover, we believe that our software is more customer friendly than our competitors because our customer simply clicks on the eTELCHARGE icon and provides a password and e-mail address. iBill and Secure Bill require the customer to call a 900 number while online to obtain a special pin number to complete the transaction.

         There can be no assurance that competitors will not develop software in the future that will allow them to include all merchant offered products and services for online charging. Moreover, many of our competitors are larger, better financed, have been in business longer and have significantly more working capital and more experienced personnel than we.

GOVERNMENT REGULATION

         We are not directly regulated by any governmental agencies nor are we subject to statutes, rules or regulations which regulate the manner in which we do business. However, our online merchants are subject to numerous governmental regulations required of merchants in general such as truth in advertising requirements, product safety and the like. We do not believe that we would be held liable for violations by our merchants of any such government regulations or with respect to disputes between our merchants and online customers. Nevertheless, we may be named in such proceedings in which case we could be required to expend substantial fees in defending ourselves and could be liable for substantial money judgments.

EMPLOYEES.

         As of June 30, 2001, we had eight full-time employees including our executive officers.

FACILITIES.

         We currently lease 1,369 square feet of office space on a three-year lease expiring July 31, 2003 at 1636 N. Hampton Road, Suite 270, DeSoto, Texas 75115. We share our space with Consumer Data Solutions Corp., an affiliated company, but we pay the entire rent which amounts to $1,000 per month.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS.

         The following table sets forth information regarding our executive officers and directors, all of whom joined us at our inception in June 1999:


      Name                   Age                        Office
      ----                   ---                        ------
Carl O. Sherman               35            Chief Executive Officer and Director
Michelle R. Sherman           31            Secretary and Director
William L. Widman             61            Chief Financial Officer
Marvin Parish                 49            Director
Robert Penn                   35            Chief Technology Officer

         Directors hold office for a period of one year from their election at the annual meeting of stockholders and until their successors are duly elected and qualified. Officers are elected by, and serve at the discretion of, the Board of Directors. None of the above individuals has any family relationship with any other except Carl O. Sherman is married to Michelle R. Sherman. Directors do not receive payment for attending Board meetings, but are reimbursed for out-of-pocket expenses.

         The following is a summary of the business experience of each of our executive officers and directors for at least the last five years:

         CARL O. SHERMAN cofounded our company and has served as Chief Executive Officer and a director since our inception in June 1999. Mr. Sherman has also been the Chief Executive Officer of Consumer Data Solutions Corp., a Dallas, Texas-based company engaged in consumer services, since 1993. Mr. Sherman was a Senior National Account Executive for Sprint Corporation from 1988 to 1993.

         MICHELLE R. SHERMAN cofounded our company and has served as Secretary and a director since our inception in June 1999. Ms. Sherman has also been employed by Consumer Data Solutions Corp. as Operations Director and an account executive since July 1996. From 1993 to 1996 she was a project supervisor and customer service representative for ATC, Inc./AT&T Universal Card Project.

         WILLIAM L. WIDMAN has been self-employed as a management consultant for small- and mid-size companies since 1990. From 1984 to 1990 Mr. Widman was President and Chief Executive Officer of City National Bank, a full service commercial bank based in Houston, Texas. From 1980 to 1984 Mr. Widman was the Executive Vice President and Senior Lending Officer for InterFirst

Bank, with direct responsibility for lending and credit administration. Mr. Widman graduated from the State University of New York with a Bachelor of Arts degree in History and a minor in Business Administration. He devotes approximately ten hours per month to our affairs.

         MARVIN PARISH was employed from April 1997 to November 1999 as a Senior Vice President for Chase Manhattan Bank in Dallas, Texas. From July 1978 to March 1997 he was employed in a number of capacities by NationsBank, leaving the bank as its Senior Vice President. Mr. Parish graduated with a Bachelor of Arts degree from Prairie View A&M University in 1975, with a concentration in management and economics.

         ROBERT PENN was Head Systems Administrator for Parks Associates from December 1997 to June 1999. From 1996 to December 1997 Mr. Penn was employed as the General Manager of Mr. Jim's Restaurant.

EXECUTIVE COMPENSATION.

         None of our executive officers have received or currently receive compensation in excess of $100,000 per year. Mr. Sherman, our Chief Executive Officer, currently receives an annual salary of $42,000 plus the issuance of 200,000 shares of our common stock per year under a five year employment agreement cancelable by us at any time on two weeks' notice.

         None of our executive officers or directors have been granted stock options, warrants or similar securities.

LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         Our Articles of Incorporation provides that our directors will not be liable for monetary damages for breach of their fiduciary duty as directors, other than the liability of a director for:

         o A breach of the director's duty of loyalty to our company or our stockholders;

         o Acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law;

         o Willful or negligent declaration of an unlawful dividend, stock purchase or redemption; or

         o Transactions from which the director derived an improper personal benefit.

         Our Articles of Incorporation require us to indemnify all persons whom we may indemnify under Nevada law to the full extent permitted by Nevada law. In addition, our bylaws require us to indemnify our officers and directors and other persons against expenses, judgments, fines and amounts incurred or paid in settlement in connection with civil or criminal claims, actions, suits or proceedings against such persons by reason of serving or having served as officers, directors, or in other capacities, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, in a criminal action or proceeding, if he had no reasonable cause to believe that his/her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of no contest or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to our best interests or that he or she had reasonable cause to believe his or her conduct was unlawful. Indemnification as provided in our bylaws shall be made only as authorized in a specific case and upon a determination that the person met the applicable standards of conduct. Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such limitation or indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore, unenforceable.

             SECURITY OWNERSHIP OF EXECUTIVE OFFICERS, DIRECTORS AND
            BENEFICIAL OWNERS OF GREATER THAN 5% OF OUR COMMON STOCK

         The following table sets forth information with respect to the beneficial ownership of our common stock as of June 30, 2001 by:

         o        The holders of more than 5% of our common stock;

         o        Each of our directors; and

         o        All of our directors and executive officers as a group.

         Each stockholder's address is in care of our company at 1636 N. Hampton Road, Suite 270, DeSoto, Texas 75115.


                                                  Number of Shares                  Percent of Common Stock
       Name of Beneficial Owner                of Common Stock Owned                Owned Prior to Offering
       ------------------------                ---------------------                -----------------------
Carl O. Sherman(1)                                  5,567,913                                51.8%
Michelle R. Sherman(1)                              5,567,913                                51.8%
Marvin Parish                                          13,880                                   *
James E. May                                        1,016,120                                 9.5%
Roger H. Wagner(2)                                  1,330,000                                11.1%
Rodney L. Wagner(2)                                 1,330,000                                11.1%
All officers and directors
  as a group (five persons)                         5,581,793                                51.9%


*        Less than 1%

(1) Carl O. Sherman and Michelle R. Sherman are husband and wife and each shares in the beneficial ownership of all 5,567,913 shares.

(2) Comprised of 180,000 shares of common stock and options to purchase 1,150,000 shares of common stock of which 750,000 shares are exercisable at $2.00 per share and 400,000 shares are exercisable at $2.50 per share.

                              SELLING STOCKHOLDERS

         The following table sets forth the names of the selling stockholders and the number of shares of our common stock beneficially owned by each selling stockholder or the number of shares underlying outstanding stock options, all as of June 30, 2001. The table also indicates the percent owned of all shares by each stockholder and the percent of such stockholder's shares offered for sale.

         The shares may be offered from time to time by the selling stockholders. However, the selling stockholders are under no obligation to sell all or any portion of these shares of our common stock either following the effective date of this prospectus or thereafter. Since the selling stockholders may sell all or part of the shares of common stock offered in this prospectus, we cannot estimate the number of shares of our common stock that will be held by the selling stockholders upon termination of this offering.

         None of the selling stockholders are officers or directors of our company. The address of each selling stockholder is in care of our company at 1636 N. Hampton Road, Suite 270, DeSoto, Texas 75115.



                                         Shares                       Shares                 Shares Underlying
                                      Beneficially                    Offered                 Options Offered
                                       Owned(1)                      for Sale                    For Sale
           Name of              -----------------------        ----------------------      --------------------
     Selling Stockholder         Number         Percent         Number        Percent      Number       Percent
     -------------------        ---------       -------        --------       -------      ------       -------
Roger H. Wagner                 1,330,000        11.1%          180,000         100%       1,150,000       100%
Rodney L. Wagner                1,330,000        11.1%          180,000         100%       1,150,000       100%
Avery Hicks                        10,000          (2)           10,000         100%               0         0
Thomas P. Johnson                   5,000          (2)            5,000         100%               0         0
Jean L. Hyatt                      10,000          (2)           10,000         100%               0         0
Gerald I. Hyatt                     5,000          (2)            5,000         100%               0         0
Naomi R. Bolden                     5,000          (2)            5,000         100%               0         0
Christian Deliverance
    Fellowship                      5,000          (2)            5,000         100%               0         0
Gilbert and Requelle
    Mincey                          7,500          (2)            5,000         100%               0         0
                                                                -------                    ---------       ---
TOTALS                                                          405,000                    2,300,000       100%

(1)      Includes stock options exercisable within 60 days.
(2)      Less than 1%.

INFORMATION REGARDING THE SELLING STOCKHOLDERS.

         The shares of our common stock which the selling stockholders or their pledgees, donees, transferees or other successors in interest are offering for resale will be sold from time to time in one or more of the following transactions:

         o        Block transactions;

         o Transactions on the Bulletin Board or on such other market on which our common stock may from time to time be trading;

         o        Privately negotiated transactions;

         o        Through the writing of options on the shares;

         o        Short sales; or

         o        Any combination of these transactions.

         The sale price to the public in these transactions may be:

         o        The market price prevailing at the time of sale;

         o        A price related to the prevailing market price;

         o        Negotiated prices; or

         o Such other price as the selling stockholders determine from time to time.

         In the event that we permit or cause this prospectus to lapse, the selling stockholders may nevertheless sell shares of our common stock pursuant to Rule 144 under the Securities Act of 1933. The selling stockholders will have the sole and absolute discretion not to accept any purchase offer or make any sale of these shares of our common stock if they deem the purchase price to be unsatisfactory at any particular time.

         The selling stockholders or their pledges, donees, transferees or other successors in interest, may also sell these shares of our common stock directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of these shares of our common stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both. As to a particular broker-dealer, this compensation might be in excess of customary commissions. Market makers and block purchasers purchasing these shares of our common stock will do so for their own account and at their own risk.

It is possible that a selling stockholder will attempt to sell shares of our common stock in block transactions to market makers or other purchasers at a price per share which may be below the prevailing market price of our common stock. There can be no assurance that all or any of these shares of our common stock offered hereby will be issued to, or sold by, the selling stockholders. Upon effecting the sale of any of these shares of our common stock offered under this prospectus, the selling stockholders and any brokers, dealers or agents, hereby, may be deemed "underwriters" as that term is defined under the Securities Act of 1933 or the Securities Exchange Act of 1934, or the rules and regulations thereunder.

         Alternatively, the selling stockholders may sell all or any part of the shares of our common stock offered hereby through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If a selling stockholder enters into an agreement or agreements with an underwriter, then the relevant details will be set forth in a supplement or revision to this prospectus.

         The selling stockholders and any other persons participating in the sale or distribution of these shares of our common stock will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder including, without limitation, Regulation M. These provisions may restrict activities of and limit the timing of purchases and sales of any of these shares of our common stock by the selling stockholders. Furthermore, pursuant to Regulation M, a person engaged in a distribution of our securities is prohibited from bidding for, purchasing, or attempting to induce any person to bid for or purchase our securities for a period beginning five business days prior to the date of this prospectus until such person is no longer a selling shareholder. These regulations may affect the marketability of these shares of our common stock.

         We will pay substantially all of the expenses incident to the registration and offering of our common stock, other than commissions or discounts of underwriters, broker-dealers or agents with respect to sales by the selling stockholders.

                  RELATED PARTY AND OTHER MATERIAL TRANSACTIONS

         In November 1999 we entered into a license agreement with Consumer Data Solutions Corp. under which CDS granted us an exclusive license to use its 900 number telephone billing software and assigned us its 900 telephone billing agreement with AT&T, in exchange for a cash payment of $116,500 and a royalty equal to 3% of our net income during the license period. The license expires November 2098. Carl O. Sherman, our Chief Executive Officer and a director, is the controlling stockholder, Chief Executive Officer and a director of CDS.

         We believe that the terms of the license agreement with CDS are fair, reasonable and consistent with terms we could negotiate with unaffiliated third parties. In the future, any transactions with affiliated companies will be approved by a majority of the independent members of our board of directors.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL.

         We are authorized to issue 50,000,000 shares of common stock, $.003 par value per share.

COMMON STOCK.

         At June 30, 2001, there were 10,746,243 shares of common stock outstanding. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. There is no right to cumulate votes in the election of directors. The holders of common stock are entitled to any dividends that may be declared by the Board of Directors out of funds legally available therefor subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock.

         Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities. All of our outstanding shares of common stock are fully paid and nonassessable.

         There is no current trading market for our securities and no assurance that a trading market will develop in the future. We have applied to list our stock for trading on the Nasdaq Over-the- Counter Bulletin Board Trading System under the symbol "ETLC." The Bulletin Board tends to be highly illiquid, in part because there is no national quotation system by which potential investors can track the market price of shares except through information received or generated by a limited number of broker-dealers that make a market in particular stocks. There is a greater chance of market volatility for securities that trade on the Bulletin Board as opposed to a national exchange or quotation system. This volatility may be caused by a variety of factors, including:

         o        The lack of readily available price quotations;

         o The absence of consistent administrative supervision of "bid" and "ask" quotations;

         o        Lower trading volume; and

         o        Market conditions.

         In a volatile market, investors may experience wide fluctuations in the market price of our securities. These fluctuations may have an extremely negative effect on the market price of our securities and may prevent investors from obtaining a market price equal to their purchase price when they attempt to sell our securities in the open market. In these situations, investors may be required to either sell our securities at a market price which is lower than their purchase price, or to hold our securities for a longer period of time than planned.

         Because our common stock falls under the definition of "penny stock," trading in our common stock, if any, may be further limited because broker-dealers are required to provide their customers with disclosure documents prior to allowing them to participate in transactions involving our common stock. These disclosure requirements are burdensome to broker-dealers and may discourage them from allowing their customers to participate in transactions involving our common stock.

         "Penny stocks" are equity securities with a market price below $5.00 per share other than a security that is registered on a national exchange; included for quotation on the Nasdaq system; or whose issuer has net tangible assets of more than $2,000,000 and has been in continuous operation for greater than three years. Issuers who have been in operation for less than three years must have net tangible assets of at least $5,000,000.

         Rules promulgated by the Securities and Exchange Commission under
Section 15(g) of the Exchange Act require broker-dealers engaging in transactions in penny stocks, to first provide to their customers a series of disclosures and documents, including:

         o A standardized risk disclosure document identifying the risks inherent in investment in penny stocks;

         o All compensation received by the broker-dealer in connection with the transaction;

         o        Current quotation prices and other relevant market data; and

         o Monthly account statements reflecting the fair market value of the securities. In addition, these rules require that a broker-dealer obtain financial and other information from a customer, determine that transactions in penny stocks are suitable for such customer and deliver a written statement to such customer setting forth the basis for this determination.

         In addition, under the Exchange Act and its regulations, any person engaged in a distribution of shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to the common stock during the applicable "cooling off" periods prior to the commencement of this distribution.

DIVIDENDS.

         We do not intend to pay dividends on our capital stock in the foreseeable future.

TRANSFER AGENT.

         Securities Transfer Corporation, Dallas, Texas is our transfer agent.

                         SHARES ELIGIBLE FOR FUTURE SALE

         As of the date of this prospectus, we have 11,101,243 shares of common stock outstanding comprised of 405,000 shares which have been registered by this prospectus and are freely tradeable, 9,732,316 shares which are restricted shares which may be sold under Rule 144 immediately and 963,927 shares that may be sold commencing in February 2002. We are also registering 2,300,000 shares of common stock underlying common stock options.

         In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who owns shares that were purchased from us, or any affiliate, at least one year previously, including a person who may be deemed our affiliate, is entitled to sell within any three- month period, a number of shares that does not exceed the greater of:

         o        1% of the then outstanding shares of our common stock; or

         o The average weekly trading volume of our common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

         Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. Any person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who owns shares within the definition of "restricted securities" under Rule 144 under the Securities Act that were purchased from us, or any affiliate, at least two years previously, is entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

         Future sales of restricted common stock under Rule 144 or otherwise or of the shares which we are registering under this prospectus could negatively impact the market price of our common stock. We are unable to estimate the number of shares that may be sold in the future by our existing stockholders or the effect, if any, that sales of shares by such stockholders will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock by existing stockholders could adversely affect prevailing market prices.

                                     EXPERTS

         Our financial statements included in this prospectus for the year ended December 31, 2000 and the period from June 7, 1999 (inception) to December 31, 1999 have been included in reliance on the reports of King Griffin & Adamson P.C., independent certified public accountants, given on the authority of this firm as experts in accounting and auditing.

                                  LEGAL MATTERS

         The validity of our common stock offered hereby will be passed upon for us by the Law Office of Gary A. Agron, Greenwood Village, Colorado.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a registration statement on Form SB-2 under the Securities Act of 1933 with respect to our common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to eTELCHARGE.com, Inc., and our common stock offered hereby, reference is made to the registration statement and the exhibits filed as part of the registration statement. Following the effective date of the prospectus, we will be required to file periodic reports with the Securities and Exchange Commission, including quarterly reports, annual reports which include our audited financial statements and proxy statements. The registration statement, including exhibits thereto, and all of our periodic reports may be inspected without charge at the Securities and Exchange Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Securities and Exchange Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048, after payment of fees prescribed by the Securities and Exchange Commission. You may obtain additional information regarding the operation of the Public Reference Section by calling the Securities and Exchange Commission at 1-800-SEC- 0330. The Securities and Exchange Commission also maintains a World Wide Web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at the address: http://www.sec.gov.

                              ETELCHARGE.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                                      INDEX


                                                                                                    Page
                                                                                                   Number
                                                                                                   -------
    Interim Financial Statements

       Balance Sheets                                                                                  F-2

       Statements of Operations                                                                        F-3

       Statements of Cash Flows                                                                        F-5

       Notes to Financial Statements                                                                   F-6

    Annual Financial Statements

       Report of Independent Certified Accountants                                                     F-8

       Balance Sheets                                                                                  F-9

       Statements of Operations                                                                       F-10

       Statement of Changes in Shareholders' Equity (Deficit)                                         F-11

       Statements of Cash Flows                                                                       F-13

       Notes to Financial Statements                                                                  F-14

                              ETELCHARGE.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                                 ASSETS
                                                                                    (Unaudited)
                                                                                      June 30,        December 31,
                                                                                        2001             2000
                                                                                   --------------    --------------
CURRENT ASSETS
   Cash                                                                            $       31,767    $       77,820
   Prepaid expenses                                                                        17,817             2,000
   Employee advances                                                                           --               535
                                                                                   --------------    --------------

      Total current assets                                                                 49,584            80,355

PROPERTY AND EQUIPMENT, net                                                                29,639            34,825

OTHER ASSETS
   Proprietary rights, net of accumulated amortization of
     $33,250 (unaudited) and $22,750 at June 30, 2001
     and December 31, 2000, respectively                                                   29,750            40,250
   Deposits                                                                                 1,000             1,000
                                                                                   --------------    --------------

      Total other assets                                                                   30,750            41,250
                                                                                   --------------    --------------

TOTAL ASSETS                                                                       $      109,973    $      156,430
                                                                                   ==============    ==============


                                  LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
   Accrued compensation                                                            $      112,229    $       74,313
   Accounts payable                                                                            --            11,404
   Payable to related party                                                                    --             4,000
   Accrued liabilities                                                                     17,949            14,946
                                                                                   --------------    --------------

      Total current liabilities                                                           130,178           104,663

COMMITMENTS AND CONTINGENCIES (Note 4)

SHAREHOLDERS' EQUITY (DEFICIT)
  Common stock -- $.003 par value; 50,000,000 shares authorized; 10,746,243
  (unaudited) and 10,137,362 issued and outstanding
    at June 30, 2001 and December 31, 2000, respectively                                   32,239            30,412
  Additional paid-in capital                                                              823,336           528,513
  Deficit accumulated during development stage                                           (875,780)         (507,158)
                                                                                   --------------    --------------

      Total shareholders' equity (deficit)                                                (20,205)           51,767
                                                                                   --------------    --------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)                               $      109,973    $      156,430
                                                                                   ==============    ==============



   The accompanying notes are an integral part of these financial statements.

                              ETELCHARGE.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                      STATEMENTS OF OPERATIONS (UNAUDITED)

                                                                  Three             Three
                                                               months ended      months ended
                                                                 June 30,          June 30,
                                                                   2001              2000
                                                               --------------   --------------
Revenues                                                       $           --   $           --

General and administrative expenses                                   216,995           60,983
                                                               --------------   --------------
Loss from operations                                                  216,995           60,983

Other income                                                            1,715              185
                                                               --------------   --------------

Loss before provision for income taxes                                215,280           60,798

Income tax provision                                                       --               --
                                                               --------------   --------------

Net loss                                                       $      215,280   $       60,798
                                                               ==============   ==============

Net loss per share - basic and diluted                         $         0.02   $         0.01
                                                               ==============   ==============

Weighted average shares outstanding - basic and diluted            10,697,855        9,354,037
                                                               ==============   ==============



   The accompanying notes are an integral part of these financial statements.

                              ETELCHARGE.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                      STATEMENTS OF OPERATIONS (UNAUDITED)


                                                         Six                Six          Period from
                                                        months             months        June 7, 1999
                                                        ended              ended       (inception) to
                                                       June 30,           June 30,        June 30,
                                                         2001               2000            2001
                                                     --------------   --------------   --------------
Revenue                                              $           --   $           --   $           --

General and administrative expenses                         370,452           96,123          879,090
                                                     --------------   --------------   --------------

Loss from operations                                        370,452           96,123          879,090

Other income, net                                             1,830            1,829            3,310
                                                     --------------   --------------   --------------

Loss before provision for income taxes                      368,622           94,294          875,780

Income tax provision                                             --               --               --
                                                     --------------   --------------   --------------

Net loss                                             $      368,622   $       94,294   $      875,780
                                                     ==============   ==============   ==============

Net loss per share - basic and diluted               $         0.03   $         0.01
                                                     ==============   ==============

Weighted average shares outstanding - basic
    and diluted                                          10,538,116        8,900,170
                                                     ==============   ==============


   The accompanying notes are an integral part of these financial statements.

                              ETELCHARGE.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                      STATEMENTS OF CASH FLOWS (UNAUDITED)


                                                                                                   Period from
                                                                Six months        Six months       June 7, 1999
                                                                   ended            ended         (inception) to
                                                                  June 30,         June 30,          June 30,
                                                                    2001             2000              2001
                                                               --------------    --------------    --------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                                    $     (368,622)   $      (94,294)   $     (875,780)
   Adjustments to reconcile net loss to net
     cash used in operating activities
       Depreciation and amortization                                   15,686            10,800            43,242
       Issuance of common stock for services and other                 96,582                --           152,537
   Changes in:
     Employee advances                                                    535                --                --
     Prepaid expenses                                                   2,000                --                --
     Other assets                                                          --                --            (1,000)
     Accounts payable                                                 (11,404)               --                --
     Accrued compensation                                              37,916                --           112,229
     Accrued liabilities                                                3,003                --            17,949
                                                               --------------    --------------    --------------

         Net cash used in operating activities                       (224,304)          (83,494)         (550,823)
                                                               --------------    --------------    --------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchase of property and equipment                                      --            (4,246)          (39,631)
                                                               --------------    --------------    --------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from issuance of common stock                             182,251           386,470           737,721
   Cash received on receivable from shareholder                            --             1,000             1,000
   Payments on payable to related party                                (4,000)          (76,500)         (116,500)
                                                               --------------    --------------    --------------

       Net cash provided by financing activities                      178,251           310,970           622,221
                                                               --------------    --------------    --------------

INCREASE (DECREASE) IN CASH                                           (46,053)          223,230            31,767

Beginning cash                                                         77,820            30,988                --
                                                               --------------    --------------    --------------

Ending cash                                                    $       31,767    $      254,218    $       31,767
                                                               ==============    ==============    ==============

SUPPLEMENTAL SCHEDULE OF NON-CASH
   FINANCING ACTIVITIES:
       Issuance of common stock in exchange for
         receivable from shareholder                           $           --    $           --    $        1,000
                                                               ==============    ==============    ==============

       Issuance of payable to related party in
         exchange for proprietary rights                       $           --    $           --    $      116,500
                                                               ==============    ==============    ==============

       Issuance of common stock recorded as
         prepaid expenses                                      $       17,817    $           --    $       17,817
                                                               ==============    ==============    ==============

SUPPLEMENTAL SCHEDULE OF CASH FLOWS
       Cash paid during the period for:
         Interest                                              $           --    $           --    $           --
                                                               ==============    ==============    ==============

         Income taxes                                          $           --    $           --    $           --
                                                               ==============    ==============    ==============


   The accompanying notes are an integral part of these financial statements.

                              ETELCHARGE.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS


1. HISTORY AND ORGANIZATION

Etelcharge.com, Inc. (the "Company") was incorporated in the State of Nevada on June 7, 1999. The Company was formed for the purpose of providing an internet credit option for online shoppers to charge items sold over the internet to their telephone bill. As of the date of this report, the Company had not commenced significant operations and marketing its products to target customers. As such, the Company is considered to be in the development stage.


2. BASIS OF PRESENTATION

The accompanying interim financial statements have been prepared by the Company without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). Certain information and footnote disclosures normally included in financial statements prepared in conformity with generally accepted accounting principles ("GAAP") have been omitted or condensed pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these statements be read in conjunction with the Company's audited financial statements and notes thereto included in the Company's Form 10KSB for the year ended December 31, 2000.

In management's opinion, these interim financial statements reflect all adjustments (consisting of normal and recurring adjustments) necessary for a fair presentation of the financial position and results of operations for each of the periods presented. The accompanying unaudited interim financial statements for the six months ended June 30, 2001 are not necessarily indicative of the results which can be expected for the entire year.


3. GOING CONCERN

The Company is in the development stage and has generated no revenues. The Company's ability to execute its business plan is dependent on its ability to continue to raise the necessary capital (primarily through equity issuances) as necessary. The financial statements do not include any adjustments to reflect the possible effects on the recoverability and classification of assets or classification of liabilities which may result from the inability of the Company to continue as a going concern.


4. COMMITMENTS AND CONTINGENCIES

Effective December 28, 1999, the Company entered into employment contracts with its CEO and two employees for terms ranging from 1 to 5 years which require the Company to issue 260,000 shares of common stock as compensation over the terms of the contracts. In the event of termination, the stock issuances will be prorated based on the portion of the contract term served. The Company has accrued $112,229 of compensation at June 30, 2001, which represents the estimated fair value of the portion of the shares earned during the three months ended June 30, 2001. No stock has been issued under these agreements as of June 30, 2001.

                              ETELCHARGE.COM, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS


5. CONSULTING AGREEMENT

Effective January 23, 2001, the company entered into a Services Agreement with a consulting firm which requires the Company to issue 3% of the Company's fully-diluted outstanding shares of common stock as payment for services to be provided by the consulting firm. The services to be provided over the term of the agreement, six months, include legal assistance and capital raising. Additionally, the Company granted certain co-investment rights which will allow the consulting firm to invest $500,000 in each private round of the Company's financing and acquire shares in any public offering made by the Company. The Company has issued 305,426 shares of common stock under this agreement at June 30, 2001. The Company has also agreed to issue the consulting firm common stock equal to 3% of all shares issued in association with fund raising provided under this agreement. The Company has valued these services at the estimated fair value of the stock issued, which equals the fair value of the services received, and is amortizing this amount on a straight line basis over the term of the agreement (six months). Consulting expense under this agreement for the six months ended June 30, 2001 totaled $89,083, the remaining fair value of the shares issued of $17,817 is recorded as prepaid expenses at June 30, 2001.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Shareholders of ETELCHARGE.COM, INC.

We have audited the accompanying balance sheets of ETELCHARGE.COM, INC. (a development stage company) as of December 31, 2000 and 1999 and the related statements of operations, changes in shareholders' equity (deficit) and cash flows for the year ended December 31, 2000 and the period from June 7, 1999 (inception) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ETELCHARGE.COM, INC. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the year ended December 31, 2000 and the period from June 7, 1999 (inception) to December 31, 1999, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note C to the financial statements, the Company is in the development stage and has not generated revenue since its inception. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to those matters are also described in Note C. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




                                    KING GRIFFIN & ADAMSON P.C.


Dallas, Texas
March 22, 2001

                              ETELCHARGE.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS


                                                                                December 31,     December 31,
                                                                                    2000             1999
                                                                                ------------     ------------
                                                    ASSETS
CURRENT ASSETS
   Cash                                                                           $  77,820        $  30,988
   Receivable from shareholder                                                           --            1,000
   Prepaid expenses                                                                   2,000               --
   Employee advances                                                                    535               --
                                                                                  ---------       ----------
     Total current assets                                                            80,355           31,988

PROPERTY & EQUIPMENT, net                                                            34,825            1,000

OTHER ASSETS
   Proprietary rights, net of accumulated amortization
     of $22,750 and $1,750 at December 31, 2000
     and 1999, respectively                                                          40,250           61,250
   Deposits                                                                           1,000               --
                                                                                  ---------       ----------
     Total other assets                                                              41,250           61,250
                                                                                  ---------       ----------
TOTAL ASSETS                                                                      $ 156,430       $   94,238
                                                                                  =========       ==========

                                LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
   Accrued compensation                                                           $  74,313       $       --
   Accounts payable                                                                  11,404               --
   Payable to related party                                                           4,000          101,000
   Accrued liabilities                                                               14,946               --
                                                                                  ---------       ----------
      Total current liabilities                                                     104,663          101,000

COMMITMENTS AND CONTINGENCIES (Notes C, D, and H)

SHAREHOLDERS' EQUITY (DEFICIT)
         Common stock: $.003 par value; 50,000,000 shares authorized;
                  10,137,362 and 8,752,970 shares issued and outstanding at
                  December 31, 2000 and 1999, respectively                           30,412           26,259
         Additional paid-in capital                                                 528,513           (6,620)
         Deficit accumulated during development stage                              (507,158)         (26,401)
                                                                                  ---------       ----------
                  Total shareholders' equity (deficit)                               51,767           (6,762)
                                                                                  ---------       ----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)                              $ 156,430       $   94,238
                                                                                  =========       ==========


The accompanying notes are an integral part of these financial statements.

                              ETELCHARGE.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS


                                                                              Period from      Period from
                                                                 Year         June 7, 1999     June 7, 1999
                                                                ended        (inception) to   (inception) to
                                                             December 31,     December 31,     December 31,
                                                                 2000             1999             2000
                                                             ------------    --------------   --------------
REVENUES                                                      $       --       $       --       $       --

GENERAL AND ADMINISTRATIVE EXPENSES                              482,237           26,401          508,638
                                                              ----------       ----------       ----------

     Net loss from operations                                    482,237           26,401          508,638

OTHER INCOME                                                       1,480               --            1,480
                                                              ----------       ----------       ----------

     Net loss before provision for income taxes                  480,757           26,401          507,158

PROVISION FOR INCOME TAXES                                            --               --               --
                                                              ----------       ----------       ----------

     Net loss                                                 $  480,757       $   26,401       $  507,158
                                                              ==========       ==========       ==========

Net loss per share - basic and diluted                        $     0.05       $     0.00
                                                              ==========       ==========

Weighted average shares outstanding - basic and diluted        9,168,149        7,821,431
                                                              ==========       ==========


The accompanying notes are an integral part of these financial statements.

                              ETELCHARGE.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)

             STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)


                                             Common Stock
                                       -------------------------      Additional
                                       Number of                        Paid-in       Accumulated
                                        Shares          Amount          Capital         Deficit            Total
                                       ---------       ---------      ----------      -----------        ---------
Initial issuance of common stock
   for services (June 7, 1999)
   (Note E)                            7,712,970       $  23,139       $      --        $      --        $  23,139

Deemed distribution related to
   purchase of asset from
   affiliate (Note D)                         --              --         (53,500)              --          (53,500)
Issuance of common stock for
   cash (November 27, 1999)              400,000           1,200           8,800               --           10,000

Issuance of common stock for
   cash (December 10, 1999)               40,000             120           9,880               --           10,000

Issuance of common stock for
   cash and receivable
   (December 17, 1999)                   600,000           1,800          28,200               --           30,000

Net loss for period                           --              --              --          (26,401)         (26,401)
                                       ---------       ---------       ---------        ---------        ---------

Balance at December 31, 1999           8,752,970          26,259          (6,620)         (26,401)          (6,762)

Issuance of common stock
   for cash (January 14, 2000)            36,667             110           5,390               --            5,500

Issuance of common stock
   for cash (January 28, 2000)            20,000              60           9,910               --            9,970

Issuance of common stock
   for cash (February 7, 2000)           240,000             720          11,280               --           12,000

Issuance of common stock
   for cash (March 14, 2000)              10,000              30           2,470               --            2,500

Issuance of common stock
   for cash (April 13, 2000)             368,000           1,104          62,896               --           64,000

Issuance of common stock
   for cash (June 30, 2000)              195,000             585         291,915               --          292,500

Issuance of common stock
   for cash (numerous
   transactions during quarter
   ended September 30, 2000)              75,000             225         112,275               --          112,500


The accompanying notes are an integral part of this financial statement.

                              ETELCHARGE.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)


       STATEMENT OF CHANGES IN SHAREHOLDERS EQUITY (DEFICIT) - CONTINUED


                                             Common Stock
                                      --------------------------       Additional
                                       Number of                         Paid-in        Accumulated
                                        Shares           Amount          Capital          Deficit            Total
                                      ----------       ----------      -----------      -----------        ----------
Issuance of commons stock
   for services at fair value
   (December 10, 2000)                    21,050               63           31,512               --            31,575

Issuance of common stock
   in connection with capital
   raising (December 10, 2000)           350,000            1,050               --               --             1,050

Issuance of common stock
   for cash (December 31, 2000)            5,000               15            7,485               --             7,500

Adjustment to original
   share issuance                         63,675              191               --               --               191

Net loss for year                             --               --               --         (480,757)         (480,757)
                                      ----------       ----------       ----------       ----------        ----------
Balance at December 31, 2000          10,137,362       $   30,412       $  528,513       $ (507,158)       $   51,767
                                      ==========       ==========       ==========       ==========        ==========


The accompanying notes are an integral part of these financial statements.

                              ETELCHARGE.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                                                                             Period from       Period from
                                                                Year         June 7, 1999      June 7, 1999
                                                               ended        (inception) to    (inception) to
                                                             December 31,     December 31,      December 31,
                                                                2000             1999              2000
                                                             ------------   --------------    --------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                                    $(480,757)       $ (26,401)       $(507,158)
   Adjustments to reconcile net loss to net cash used in
    operating activities:
      Depreciation and amortization                               25,806            1,750           27,556
      Issuance of common stock for services and other             32,816           23,139           55,955
   Changes in:
      Employee advances                                             (535)              --             (535)
      Prepaid expenses                                            (2,000)              --           (2,000)
      Other assets                                                (1,000)              --           (1,000)
      Accounts payable                                            11,404               --           11,404
      Accrued compensation                                        74,313               --           74,313
      Accrued liabilities                                         14,946               --           14,946
                                                               ---------        ---------        ---------

   Net cash used in operating activities                        (325,007)          (1,512)        (326,519)

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchase of property and equipment                            (38,631)          (1,000)         (39,631)

CASH FLOWS FROM FINANCING ACTIVITIES
         Proceeds from issuance of common stock                  506,470           49,000          555,470
     Payments on payable to related party                        (97,000)         (15,500)        (112,500)
   Cash received on receivable from shareholder                    1,000               --            1,000
                                                               ---------        ---------        ---------
   Net cash provided by financing activities                     410,470           33,500          443,970
                                                               ---------        ---------        ---------

   INCREASE IN CASH                                               46,832           30,988           77,820

Beginning cash                                                    30,988               --               --
                                                               ---------        ---------        ---------

Ending cash                                                    $  77,820        $  30,988        $  77,820
                                                               =========        =========        =========
SUPPLEMENTAL SCHEDULE OF NON-CASH
   FINANCING ACTIVITIES:
   Issuance of common stock in exchange for receivable
     from shareholder                                          $      --        $   1,000        $   1,000
                                                               =========        =========        =========
   Issuance of payable to related party in exchange for
     proprietary rights                                        $      --        $ 116,500        $ 116,500
                                                               =========        =========        =========
SUPPLEMENTAL SCHEDULE OF CASH FLOWS:
   Cash paid during the period for:
     Interest                                                  $      --        $      --        $      --
                                                               =========        =========        =========
     Income taxes                                              $      --        $      --        $      --
                                                               =========        =========        =========


The accompanying notes are an integral part of these financial statements.

NOTE A - HISTORY AND ORGANIZATION

ETELCHARGE.COM, INC. (the "Company") was incorporated in the State of Nevada on June 7, 1999. The Company was formed for the purpose of providing an internet credit option for online shoppers to charge items sold over the internet to their telephone bill. As of the date of this report, the Company had not commenced significant operations. The Company is in the process of raising equity financing to fund its future operations and marketing its product to target customers. As such, the Company is considered to be in the development stage.


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates and Assumptions

Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could vary from the estimates that were used.

Cash and Cash Equivalents

The Company considers cash in banks, certificates of deposit and other highly-liquid investments with maturities of three months or less, when purchased, to be cash and cash equivalents.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is computed using the straight line method over three to five years, the estimated useful lives. Expenditures which increase values or extend useful lives are capitalized. Routine maintenance and repairs are charged to expense when incurred. Depreciation of property and equipment totaled $4,806 and $0 for the year ended December 31, 2000 and the period from June 7, 1999 (inception) to December 31, 1999, respectively.

Proprietary Rights

The proprietary rights are being amortized using the straight-line method over three years, their estimated useful life. Amortization expense of proprietary rights totaled $21,000 and $1,750 for the year ended December 31, 2000 and the period from June 7, 1999 (inception) to December 31, 1999, respectively.

Income Taxes

The Company accounts for income taxes in accordance with the asset and liability method. Deferred income tax assets and liabilities are computed periodically for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Advertising Costs

Advertising costs are expensed as incurred. Advertising expense totaled approximately $67,000 and $0 for the year ended December 31, 2000 and the period from June 7, 1999 (inception) to December 31, 1999, respectively.

Net Loss Per Share

Basic and diluted loss per share is computed by dividing net loss by the weighted average number of basic and diluted common shares outstanding.

Fair Value of Financial Instruments

The carrying amounts for cash and accounts payable approximate fair value because of the short-term nature of these financial instruments.


NOTE C - GOING CONCERN UNCERTAINTY

The Company is currently in the development stage and has generated no revenues. The Company has incurred $507,158 in losses since its inception including $23,129 of services provided by its founder paid for through the initial issuance of common stock. The ability of the Company to continue as a going concern is dependent on its ability to raise the necessary capital to finance the implementation of its business plan. The financial statements do not include any adjustments to reflect the possible effects on the recoverability and classification of assets or classification of liabilities which may result from the possible inability of the Company to continue as a going concern.


NOTE D - PAYABLE TO RELATED PARTY AND PROPRIETARY RIGHTS

During 1999, the Company purchased proprietary rights from a related company, Consumer Data Solutions Corp. ("CDS"), which has the same majority shareholder as ETELCHARGE.COM, INC., for $116,500 payable under a repayment agreement which requires monthly payments ranging from $7,500 to $8,500 through January 2001. The repayment agreement is unsecured and does not bear interest. In addition, the agreement requires the Company to pay CDS for a period of 99 years, 3% of any and all income, less customary and normal business expenses associated with the usage of proprietary rights (which equates to net income of the Company) beginning January 1, 2001.

As these rights were purchased from a related entity, the asset was recorded by the Company at the basis of CDS. Accordingly, the asset was recorded at $63,000 with the difference between the recorded cost and the payable to related party being reflected as a contra to additional paid-in capital. Amounts payable to CDS totaled $4,000 and $101,000 at December 31, 2000 and 1999 respectively.


NOTE E - STOCKHOLDERS EQUITY (DEFICIT)

During 2000 and 1999, the Company raised $506,470 and $49,000, respectively, in cash proceeds through private placement offerings. The Company also issued 21,050 shares of common stock at fair values for services rendered in 2000, and 350,000 shares of common stock under an agreement for capital raising related to the private placement offerings. Upon inception, the Company issued 7,776,598 shares of common stock (7,712,970 original shares of common stock plus an adjustment of 63,675 shares of common stock) to its President and Chief Executive Officer in exchange for services.

NOTE F - INCOME TAXES

Deferred tax assets and liabilities at December 31, 2000 and 1999, consist of the following:

                                                        2000             1999
                                                      ---------       ----------
    Current deferred tax asset                        $      --       $      957
         Non-current deferred tax asset                 128,468              798
         Valuation allowance                           (128,468)          (1,755)
                                                      ---------       ----------
                                                      $      --       $       --
                                                      =========       ==========

The non-current deferred tax asset results from capitalized proprietary rights, which are amortized for income tax purposes using a different life than for financial reporting purposes and the net operating loss carryforward of approximately $364,000 at December 31, 2000, which begins to expire in 2015. A valuation allowance has been recorded to offset all of the net deferred tax assets due to the uncertainty of generating future taxable income.

The Company's income tax benefit for the year ended December 31, 2000 and the period from June 7, 1999 (inception) to December 31, 1999, differed from the statutory federal rate of 34 percent as follows:

                                                            2000             1999
                                                         ---------        ---------
Statutory rate applied to loss before income taxes       $(163,457)       $  (8,976)

Items not deductible for income tax purposes                36,744            7,867

Increase in valuation allowance                            126,713            1,755

Other                                                           --             (646)
                                                         ---------        ---------
Income tax expense                                       $      --        $      --
                                                         =========        =========

NOTE G - PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2000 and 1999 consists of the following:

                                      2000            1999
                                    --------        --------
Office equipment                    $ 29,958        $  1,000
Furniture and fixtures                 9,673              --
                                    --------        --------
                                      39,631           1,000
Less accumulated depreciation         (4,806)             --
                                    --------        --------
                                    $ 34,825        $  1,000
                                    ========        ========

NOTE H - COMMITMENTS AND CONTINGENCIES

Effective December 28, 1999 the Company entered into a five-year employment contract with its CEO, which requires the Company to issue 200,000 shares of common stock as compensation over the term of the contract. In the event of termination, the stock issuance will be prorated based on the portion of the five-year term served. The Company has accrued $39,633 of compensation at December 31, 2000, which represents the fair value of the portion of shares earned at December 31, 2000. No stock has been issued under this agreement as of December 31, 2000.

Effective December 28, 1999, the Company entered into a two-year employment contract with an employee which requires the Company to issue 50,000 shares of common stock as compensation over the term of the contract. The Company may issue up to 5,000 additional shares of common stock to the employee based upon performance reviews. The employee also has the right to purchase additional shares at a 15% discount off the market price. In the event of termination, the stock issuance will be prorated based on the portion of the two-year term served. The Company has accrued $24,771 of compensation at December 31, 2000, which represents the fair value of the portion of shares earned at December 31, 2000. No stock has been issued under this agreement as of December 31, 2000.

Effective December 28, 1999 the Company entered into a one-year employment contract with an employee, which requires the Company to issue 10,000 shares of common stock as compensation over the term of the contract. The Company has accrued $9,909 of compensation expense at December 31, 2000, which represents the fair value of the portion of shares earned at December 31, 2000. As of December 31, 2000, no stock has been issued under this contract.

The Company has a business relationship (affinity program) with a charitable organization that requires the Company to contribute a minimum of $.25 per revenue generating transaction to the charity.

At December 31, 2000 future minimum commitments under non-cancellable operating leases are as follows at:

      2001                                  $    12,000
      2002                                       12,000
      2003                                        7,000
                                            -----------
                                            $    31,000
                                            ===========

Rent expense totaled approximately $5,000 and $0 for the year ended December 31, 2000 and the period from June 7, 1999 (inception) to December 31, 1999, respectively.

NOTE I - FOURTH QUARTER ADJUSTMENTS

During the fourth quarter of 2000, the Company recorded $74,313 in accrued compensation which should have been recorded pro-ratably during the year ending December 31, 2000.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article Six of our Articles of Incorporation provides as follows:

     "Officers and directors shall have no personal liability to the corporation or its stockholders for damages for breach of fiduciary duty as an officer or director. This provision does not eliminate or limit the liability of an officer or director for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or the payment of distributions in violation of NRS 78.300."

     Section 8 of our Bylaws provides as follows:

     "8.1 Indemnification: Third-Party Actions. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director or officer of the corporation (and, in the discretion of the board of directors, may so indemnify a person by reason of the fact that he is or was an employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise), against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with any such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, ad with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

     8.2 Indemnification: Corporate Actions. The corporation shall indemnify any persons who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director or officer of the corporation (and, in the discretion of the board of directors, may so indemnify a person by reason of the fact that he is or was an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise), against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper."

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION. (1)

SEC Registration Fees...............................$  1,691
Blue Sky Filing Fees................................$  5,000
Blue Sky Legal Fees.................................$  5,000
Printing Expenses...................................$  5,000
Legal Fees..........................................$ 50,000
Accounting Fees.....................................$ 10,000
Transfer Agent Fees.................................$  2,000
Miscellaneous Expenses..............................$ 11,309
                                                    --------
Total...............................................$ 90,000
                                                     =======

(1)  All expenses, except the SEC and NASD registration fees, are estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     We were organized in June 1999. Since inception, we sold the following securities which were not registered under the Securities Act, as amended:

 Date of                                                                   Number of              Purchase
Purchase         Name of Stockholder                                   Shares Purchased            Price
--------         -------------------                                   ----------------           --------

06/07/99         Carl Sherman                                             7,712,970               Services
06/07/99         Raymond Christopher                                        400,000              $  10,000
06/07/99         Laura Holmes                                                13,330               Services
12/17/99         Raymond Christopher                                         40,000              $  10,000
12/17/99         James May                                                  600,000              $  30,000
03/01/00         Raymond Christopher                                         20,000              $  10,000
03/14/00         James May                                                   40,000              $   2,000
03/14/00         Brian Smith                                                 10,000              $   2,500
03/14/00         Dannie H. Hamilton                                          36,667              $   5,500
03/14/00         George E. Harris - Annette Harris                          200,000              $  10,000
04/18/00         Payam Shaheedy                                               5,000              $   2,500
04/18/00         William E. Yates                                             5,000              $   2,500
04/18/00         Raymond Christopher                                          2,000              $   9,000

 Date of                                                                   Number of              Purchase
Purchase         Name of Stockholder                                   Shares Purchased            Price
--------         -------------------                                   ----------------           --------

04/18/00         James May                                                  200,000              $  10,000
04/18/00         Tommie Coleman                                              20,000              $  10,000
04/18/00         Randolph Bolling                                           120,000              $  30,000
06/11/00         Floyd L. Smith                                              30,000              $  45,000
06/30/00         Mark Anderson                                               10,000              $  15,000
06/30/00         Reginald Schleider                                          10,000              $  15,000
06/30/00         Ronald H. Schleider                                         10,000              $  15,000
06/30/00         Ronald Schleider, Jr.                                       10,000              $  15,000
06/30/00         Rick Schleider                                              40,000              $  60,000
06/30/00         Mehlyn Lowe                                                  5,000              $   7,500
06/30/00         John Webb                                                   20,000              $  30,000
06/30/00         Michael D. Flax                                             70,000              $ 105,000
06/30/00         Steve Albrition                                             20,000              $  30,000
07/07/00         Curtis Garrett                                              10,000              $  15,000
07/15/00         Gerard Marroquin                                            10,000              $  15,000
07/27/00         Mark Anderson                                               10,000              $  15,000
07/27/00         Paul Demisa                                                  5,000              $   7,500
08/08/00         Ashley Inc.                                                  5,000              $   7,500
08/30/00         Pat Houston Guess                                           10,000              $  15,000
09/19/00         Donald Freeseman                                             5,000              $   7,500
09/19/00         Edward Lee Graves                                           10,000              $  15,000
09/27/00         Chris Macklatcher                                           10,000              $  15,000
12/10/00         Darwin German II                                             3,250               Services
12/10/00         Darwin German Sr.                                            3,250               Services
12/10/00         Gary Clayton                                               125,000               Services
12/10/00         Jeffrey Scott Covington                                     14,550               Services
12/10/00         Mark Whitver                                               225,000               Services
01/02/01         Chris Macklatcher                                            5,000              $   7,500
02/01/01         Glenn Skinner                                                1,000              $     500
02/01/01         Raymond D. Christopher                                       3,000              $   1,500
02/01/01         Roosevelt L. White                                          14,000              $   7,000
02/01/01         Floyd L. Smith                                              30,000              $  15,000
02/14/01         Akin, Gump, Strauss, Harper & Feld LLP                     305,426               Services
02/22/01         Avery Hicks                                                 10,000               Services

 Date of                                                                   Number of              Purchase
Purchase         Name of Stockholder                                   Shares Purchased            Price
--------         -------------------                                   ----------------           --------

02/22/01         Mark Whitver                                               105,000               Services
02/22/01         Robbie Schleider                                            20,000               Services
02/22/01         Rogaro Company, Inc.                                        15,000               Services
03/14/01         Michael Blazek                                               5,000              $   7,500
03/14/01         Stacy L. Woodall                                            10,000              $  15,000
04/01/01         Shanna Buckley                                               9,834              $  14,751
04/24/01         Floyd L. Smith                                              10,000              $  15,000
05/20/01         Gilbert and Requelle M. Mincey                               5,000              $   7,500
05/20/01         Bagley Benson, Jr.                                           5,667              $   8,500
05/25/01         Pat Houston Guess                                           10,000              $  15,000
06/06/01         Bill Driscoll                                               25,000               Services
06/12/01         Teresa A. Grimley                                            5,000               Services
06/18/01         Christian Deliverance Fellowship                             5,000              $   7,500
06/18/01         Naomi Ruth Bolden                                            5,000              $   7,500
06/18/01         Jean L. Hyatt                                               10,000              $  15,000
07/13/01         Gerald Hyatt                                                 5,000              $   7,500
08/01/01         Roger Wagner                                               175,000               Services
08/01/01         Rodney Wagner                                              175,000               Services

     With respect to the above securities issuances, the Registrant relied on
Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act") and Rule 506 promulgated thereunder.

     No advertising or general solicitation was employed in offering the securities. The securities were issued to a limited number of persons, all of whom were capable of analyzing the merits and risks of their investment, acknowledged in writing that they were acquiring the securities for investment and not with a view toward distribution or resale, and understood the speculative nature of their investment. All common stock issued contained a restrictive legend prohibiting transfer of the shares except in accordance with federal securities laws.

ITEM 27. EXHIBIT INDEX.

     Exhibit No.                     Title

        3.01         Articles of Incorporation of the Registrant

        3.02         Bylaws of the Registrant

        5.01         Opinion of Gary A. Agron regarding legality

       10.01         Agreements with AT&T

       10.02         Office Lease

       10.03         Assignment from Consumer Data Solutions Corp.

       10.04         Employment Agreement with Carl Sherman

       10.05         Employment Agreement with Michelle Sherman

       23.01         Consent of  Gary A. Agron (see 5.01 above)

       23.02         Consent of  King Griffin & Adamson P.C.

ITEM 28. UNDERTAKINGS.

     The Registrant hereby undertakes:

     (a) That insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registration of expenses incurred or paid by a director, officer or controlling person to the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) That subject to the terms and conditions of Section 13(a) of the Securities Exchange Act of 1934, it will file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

     (c) That any post-effective amendment filed will comply with the applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendment is filed.

     (d) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (e) That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (f) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing Form SB-2 and has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in DeSoto, Texas, on September 5, 2001.

                                    ETELCHARGE.COM, INC.


                                    By: /s/ Carl O. Sherman
                                        ----------------------------------------
                                        Carl O. Sherman, Chief Executive Officer

     Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed below by the following persons on the dates indicated.

            Signature                                    Title                                     Date
            ---------                                    -----                                     ----

/s/ Carl O. Sherman                        Chief Executive Officer and Director             September 5, 2001
-----------------------------------
Carl O. Sherman

/s/ Michelle R. Sherman                    Secretary and Director                           September 5, 2001
-----------------------------------
Michelle R. Sherman

/s/ William L. Widman                      Chief Financial Officer (Principal Accounting
-----------------------------------        Officer)                                         September 5, 2001
William L. Widman

/s/ Marvin Parish                          Director                                         September 5, 2001
-----------------------------------
Marvin Parish

                                  EXHIBIT INDEX

EXHIBIT
NUMBER         TITLE
-------        -----

  3.01         Articles of Incorporation of the Registrant(1)

  3.02         Bylaws of the Registrant(1)

  5.01         Opinion of Gary A. Agron regarding legality

 10.01         Agreements with AT&T

 10.02         Office Lease

 10.03         Assignment from Consumer Data Solutions Corp.

 10.04         Employment Agreement with Carl Sherman

 10.05         Employment Agreement with Michelle Sherman

 23.01         Consent of  Gary A. Agron (see 5.01 above)

 23.02         Consent of  King Griffin & Adamson P.C.

(1) Incorporated by reference to the Registrant's Registration Statement on Form 10SB, filed on April 27, 2000.